Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES B PREFERRED STOCK

OF

HORIZON GLOBAL CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Horizon Global Corporation, a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Corporation’s Amended and Restated Certificate of Incorporation (which authorizes 100,000,000 shares of preferred stock, par value $0.01 per share of the Corporation (the “Preferred Stock”)), the Board of Directors of the Corporation hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:
Section 1.Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a new series of Preferred Stock designated as the “Series B Preferred”.
Section 2.Number of Shares. The number of shares constituting the Series B Preferred will be 1,000,000 shares. Shares of Series B Preferred that are redeemed, purchased or otherwise acquired by the Corporation shall, upon compliance with any applicable provisions of the law of the State of Delaware, be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.
Section 3.Dividends.
3.1General Obligation. Whether or not earned or declared by the Board of Directors and whether or not the Board of Directors would be prohibited from declaring a dividend under the General Corporation Law of the State of Delaware (the “DGCL”), cumulative dividends on each share of Series B Preferred shall accrue on each share of the Series B Preferred (a “Share”) on a daily basis in arrears at the rate of 11.0% per annum (subject to increase as set forth in Section 3.2, the “Dividend Rate”), compounded quarterly, on the Liquidation Value thereof from and including the date of issuance of such Share to, but not including, the first to occur of (i) the date on which the Liquidation Value of such Share is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Share is redeemed or otherwise acquired by the Corporation and (iii) the date on which such Share is converted. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share. Dividends payable for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.
3.2Dividend Rate Increases. If a Term Loan Refinancing has occurred and all of the outstanding Shares of Series B Preferred are not redeemed on or prior to the first anniversary of such Term Loan Refinancing, then the Dividend Rate shall be increased by 1.0% per annum until the date all of the outstanding Shares of Series B Preferred are redeemed. If the Corporation either (i) fails to file a definitive proxy statement that includes a proposal to be voted on by its stockholders to obtain the Stockholder Approval at a Stockholder Meeting within the period required by Section 8.1(ii) or (ii) fails to obtain the Stockholder Approval at the first Stockholder Meeting at which the Corporation’s stockholders vote upon the Stockholder Approval proposal, then the Dividend Rate shall be increased by 2.0% per annum until the date such definitive proxy statement is filed or the Stockholder Approval is obtained; provided, however, that in no event shall the Dividend Rate be increased by more than 2.0% per annum pursuant to this sentence in any calendar year. Notwithstanding anything to the contrary in Section 3.1 or this Section 3.2, in no event shall the Dividend Rate be increased to more than 16.0% per annum pursuant to this Section 3.2.
3.3Dividend Reference Dates. Dividends specified in Section 3.1 shall not be paid but shall be added to (and thereby increase) the Liquidation Value on each Share on each March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Reference Date”), beginning with the first of March 31, June 30, September 30 and December 31 to initially occur following the date of issuance of such Share. Each such addition to the Liquidation Value shall be deemed by the Corporation a “return on capital” for all purposes.

Section 4.Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series B Preferred shall be entitled to be paid an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, which amount shall be paid before any distribution or payment is made upon any Junior Securities, and the holders of Series B Preferred shall not be entitled to any further payment with respect to their Shares. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount to which they are entitled to be paid under this Section 4, then the entire assets available to be distributed to the holders of the Series B Preferred shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Series B Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Series B Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up.
Section 5.Priority of Series B Preferred on Dividends. So long as any shares of Series B Preferred remain outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities.
Section 6.Voting Rights.
6.1.Voting Generally.
(i)The holders of the Series B Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws in the election of directors and as otherwise required by applicable law. Except as set forth herein or to the extent required by the DGCL, the holders of the Series B Preferred shall not have any voting rights. In any case in which the holders shall be entitled to vote, each holder shall be entitled to one vote for each Share held on the record date for determining the stockholders of the Corporation eligible to vote thereon.
(ii)In accordance with the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class vote requirements set forth in Section 242(b)(2) of the DGCL (but, in the case of any decrease, not below the number of outstanding shares of any such class or classes).
6.2Certificate of Incorporation; Certain Stock. The affirmative vote or written consent of the Majority Holders, voting separately as a class, will be required for (1) any amendment, alteration, waiver or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation or this Certificate of Designations if the amendment, alteration, waiver or repeal materially and adversely affects the rights, preferences or privileges of the Series B Preferred, or (2) the creation or issuance of any capital stock or other equity securities of the Corporation other than Junior Securities; provided, however, that any increase in the authorized Preferred Stock of the Corporation or the creation and issuance of any Junior Securities shall not be deemed to affect materially and adversely such rights, preferences or privileges and any such increase or creation and issuance may be made without any such vote by the holders of Series B Preferred except as otherwise required by law; and provided further, however, that no such amendment, alteration waiver or repeal shall (i) reduce the Redemption Price or any other amount payable to a holder of shares of Series B Preferred pursuant to this Certificate of Designations, (ii) reduce the percentage in, or otherwise change the definition of Majority Holders, (iii) change the method of calculating the Conversion Value or the Conversion VWAP in a manner adverse to the holders of shares of Series B Preferred or reduce the number of shares of Common Stock issuable upon any conversion of shares of Series B Preferred or (iv) amend, modify, waive or repeal any provision of this Section 6.2, unless in each such case referred to in the preceding clauses (i) through (iv) such amendment, modification, waiver or repeal has been approved by the affirmative vote or written consent of the holders of all outstanding shares of Series B Preferred, voting separately or as a class.
Section 7.Redemption.
7.1Optional Redemption. The Corporation may redeem all of the outstanding Shares of Series B Preferred, in whole but not in part, at any time, at the option of the Corporation, for a cash amount per share equal to the Redemption Price thereof on the Redemption Date. To effect such redemption, a redemption notice shall be sent by or on behalf of the Corporation to the holders of record of the Shares to be redeemed not less than five days nor more than 60 days prior to the Redemption Date, (i) notifying such holders of the election of the Corporation to redeem such Shares and of the date of redemption, (ii) stating the place or places at which the Shares called for redemption shall, upon presentation and surrender of the certificates evidencing such Shares, be redeemed and (iii) the Redemption Price therefor.
7.2Mandatory Redemption. Upon the first to occur of (i) a Change in Control and (ii) the Term Loan Maturity Anniversary Date, to the extent the Corporation is not prohibited under the DGCL from redeeming Shares of Series B Preferred because of the lack of surplus or the Corporation’s capital being or becoming impaired due to such redemption (the “DGCL Limitations”), the Corporation will be required to redeem all of the outstanding Shares of Series B Preferred for a cash amount per Share equal to the Redemption Price thereof on the Redemption Date. To effect such redemption, a redemption notice shall be sent by or on behalf of the Corporation prior to, but in no event later than 30 days after, the first to occur of a Change in Control and the Term Loan Maturity Anniversary Date to the holders of record of the Shares to be redeemed, (i) notifying such holders of the redemption of such Shares and of the date of redemption, which date of redemption shall not be less than five days nor more than 60 days after such notice, (ii) stating the place or places at which the Shares called for redemption shall, upon presentation and surrender of the certificates evidencing such Shares, be redeemed and (iii) the Redemption Price therefor. A redemption notice may provide that the redemption is conditional upon consummation of a Change in Control. Notwithstanding anything to the contrary in the foregoing, if any of a Change in Control or the Term Loan Maturity Anniversary Date occurs and the Corporation is not permitted under the DGCL to redeem the Series B Preferred because of the DGCL Limitations, then the Corporation will not be required to redeem the Series B Preferred or send a redemption notice until such time as the Corporation is no longer prohibited by the DGCL Limitations from redeeming the Series B Preferred.
7.3Certificate Surrender. Each holder of Shares of Series B Preferred shall surrender the certificate or certificates representing the Shares to be redeemed pursuant to this Section 7 to the Corporation, in the manner and place designated by the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated by the Corporation. Each surrendered certificate shall be canceled and retired, and the Corporation shall, concurrently therewith, make payment of the applicable Redemption Price in cash. If less than all of the Shares of Series B Preferred represented by a surrendered certificate are redeemed, then the Corporation shall issue a new stock certificate representing the unredeemed Shares in the name of the applicable holder of record of canceled stock certificate.
7.4Effect of Redemption. All Shares of Series B Preferred redeemed as provided in this Section 7 shall no longer be deemed outstanding as of the time the Redemption Price has been paid for such Shares, and all rights with respect to such Shares shall immediate cease and terminate as of such time.
Section 8.Conversion.
8.1.Conversion Procedure.
(i)Conversion Right. Subject to the provisions of this Section 8, if (a) (x) the Total Net Leverage Ratio, tested as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2023, exceeds 6.50:1.00 (the “Net Leverage Trigger”) or (y) the Corporation has not redeemed all of the outstanding Shares of Series B Preferred on or before the earlier of the 91st day after a Term Loan Repayment and February 10, 2025 (the “Redemption Deadline” and, collectively with the Net Leverage Trigger, the “Convertibility Requirement”) and (b) the Corporation has received all approvals as may be required by the applicable rules and regulations of the Principal Market (including Section 312.03 of the New York Stock Exchange Listed Corporation Manual if the Principal Market is the New York Stock Exchange) from the stockholders of the Corporation (the “Stockholder Approval”) to permit the issuance to the holders of the Shares of Series B of all shares of Common Stock issuable upon conversion of such Shares (the “Stockholder Approval Requirement” and, collectively with the Convertibility Requirement, the “Optional Conversion Requirements”), then each holder of Shares of Series B Preferred may, by providing written notice to the Corporation (the “Optional Conversion Notice”) within 120 calendar days after the satisfaction of the Optional Conversion Requirements, convert a Share of Series B Preferred for a number of shares of Common Stock equal to (x) the Conversion Value of such Share divided by (y) the Conversion VWAP. The right to convert Shares of Series B Preferred may only be exercised in four equal quarterly installments beginning within such 120-day period. Conversion of such Shares of Series B Preferred shall be deemed to have been effected on the date of each such quarterly installment, beginning on the date when such notice has been delivered to the Corporation. As promptly as practicable thereafter, the Corporation shall enter into its share registry or instruct its transfer agent to issue in book-entry form the number of shares of Common Stock to which each such holder is entitled with respect to the Shares of Series B Preferred so converted.
(ii)Stockholder Approval Requirement. Within 60 calendar days after the occurrence of the Convertibility Requirement, the Corporation shall file a definitive proxy statement that will include a proposal to be voted on by its stockholders to obtain the Stockholder Approval at either an annual meeting or a special meeting of stockholders (a “Stockholder Meeting”), with the recommendation of the Board of Directors that such proposal be approved, and the Corporation shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal; provided, however, that if the Convertibility Requirement has not occurred on or prior to December 31, 2023, the Company shall include such proposal at its 2024 annual meeting of stockholders. The Corporation shall use reasonable best efforts to obtain the Stockholder Approval at such Stockholder Meeting. In the event such proposal is not approved at such Stockholder Meeting, the Corporation shall include the Stockholder Approval as an item for approval at each subsequent annual meeting of stockholders no less than once each year until the Stockholder Approval is obtained and shall undertake such actions as are provided in this Section 8.1(ii) for a Stockholder Meeting in connection with any such subsequent annual meeting.
(iii)Certificate Surrender. Each holder of Shares of Series B Preferred shall surrender the certificate or certificates representing the Shares to be converted pursuant to this Section 8 to the Corporation, in the manner and place designated by the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated by the Corporation. Each surrendered certificate shall be canceled and retired. If less than all of the Shares of Series B Preferred represented by a surrendered certificate are converted, then the Corporation shall issue a new stock certificate representing the unconverted Shares in the name of the applicable holder of record of canceled stock certificate.
(iv)No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of the Series B Preferred and instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of the Series B Preferred, the Corporation shall round any such fractional share to the nearest whole share of Common Stock.
(v)Effect of Conversion. All Shares of Series B Preferred converted as provided in this Section 8 shall no longer be deemed outstanding as of the effective time of the applicable conversion, and all rights with respect to such Shares shall immediately cease and terminate as of such time.
8.2No Charge or Payment. The issuance of shares of Common Stock upon conversion of Shares of Series B Preferred pursuant to this Section 8 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.
Section 9.Covenants.
9. 1.Incremental Debt. Without the affirmative vote or prior written consent of the Majority Holders, neither the Corporation nor any of its subsidiaries may incur any debt to redeem or purchase any of the Convertible Notes other than (a) the Delayed Draw Term Loan and (b) other debt in an aggregate principal amount not to exceed $30,000,000.
9. 2.Asset Sales. Without the affirmative vote or prior written consent of the Majority Holders, neither the Corporation nor its subsidiaries may transfer, convey, sale, lease or otherwise dispose of property or assets in any one or related series of transactions for consideration in excess of $50,000,000, other than transfers, conveyances, sales, leases or other dispositions of property or assets in the ordinary course of business.
9. 3.Voting. Each holder of Shares of Series B Preferred agrees that, in connection with a Stockholder Meeting for which the Corporation has filed a definitive proxy statement that includes a proposal to be voted on by its stockholders to obtain the Stockholder Approval, it will (i) take or cause to be taken all steps reasonably necessary to ensure all Common Stock beneficially owned by it and its Affiliates that they are entitled to vote at any Stockholder Meeting, in person or by proxy, will be counted as present for purposes of determining the presence of a quorum of stockholders at such Stockholder Meeting and (ii) cause all Common Stock beneficially owned by it and its Affiliates that they are entitled to vote at such Stockholder Meeting to be voted in favor of any proposal called for a vote that is made solely to obtain the Stockholder Approval.
Section 10.Transfer; Registration

10.1 Restrictive Legend. The Shares of Series B Preferred and any shares of Common Stock issued upon conversion of such Shares (unless and until registered under the Securities Act of 1933, as amended (the “Securities Act”) or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule or regulation hereafter adopted by the Securities and Exchange Commission, as such rule may be amended from time to time (“Rule 144”)), will be stamped or imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.
10.2 Transferability. No holder of Shares of Series B Preferred shall sell, assign, transfer, pledge or dispose of any Share, by operation of law or otherwise, without the prior written consent of the Corporation (such consent not to be unreasonably withheld, conditioned or delayed, and provided that such consent shall be deemed given unless the Corporation delivers written notice of disapproval to such holder within five (5) Business Days after receipt of notice requesting such consent); provided, that the prior written consent of the Corporation shall not be required for any transfer of Shares by a holder to one or more of its Affiliates. Any permitted transfer of a Share shall be subject to the Securities Act and other applicable federal or state securities or blue sky laws.

10.3 Register. The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.
Section 11.Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
Section 12.Definitions.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or under common control with such Person; for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Board of Directors” means the board of directors (including any authorized committee thereof) of the Corporation.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, U.S.A. are open for the general transaction of business.
“Change in Control” shall have the meaning assigned to such term in the Term Loan Credit Agreement.
“Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.
“Conversion Value” means, with respect to any Share in connection with the conversion thereof into Common Stock, (i) if the conversion date is on or before December 31, 2022, 102.5% of the Liquidation Value thereof on, but not including, the conversion date, (ii) if the conversion date is after December 31, 2022 but on or before December 31, 2023, 105.0% of the Liquidation Value thereof on, but not including, the conversion date and (iii) if the conversion date is after December 31, 2023, 106.0% of the Liquidation Value thereof on, but not including, the conversion date.
“Conversion VWAP” means 90% of the average of the VWAP per share of Common Stock for each Trading Day over a period of 30 consecutive Trading Days ending on, and including, the second Trading Day immediately preceding the date that an Optional Conversion Notice is provided to the Corporation.
“Convertible Notes” means the 2.75% Convertible Senior Notes of the Corporation due 2022 issued pursuant to the Indenture, dated as of February 1, 2017, as supplemented, between the Corporation and Wells Fargo Bank, National Association, as trustee.
“Delayed Draw Term Loan” means the delayed draw term loan to be provided pursuant to the Term Loan Credit Agreement.
“DGCL” has the meaning set forth in Section 3.1.
“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series B Preferred or any other class or series of the Corporation’s capital stock which is senior to or pari passu with the Series B Preferred with respect to preference and priority on dividends and liquidations as permitted by the terms of the Series B Preferred hereunder.
“Liquidation Value” means, on any date, the sum of (i) the Stated Value per Share plus (ii) all amounts added to the Liquidation Value of such Share pursuant to Section 3.3 through the last Dividend Reference Date prior to such date plus (iii) accrued and unpaid dividends on such Share from the last Dividend Reference Date prior to such date through, but not including, such date.

“Majority Holders” means the holders of at least a majority of the Shares of Series B Preferred Shares then outstanding.
“Person” means an individual, a partnership, a corporation, a limited liability Corporation, a limited liability, an association, a joint stock Corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Principal Market” means the New York Stock Exchange; provided, however, that in the event that the Common Stock is not listed or traded on the New York Stock Exchange, then the “Principal Market” shall mean such other market or exchange on which the Common Stock is then principally listed or traded.
“Redemption Date” means, with respect to any Share, the date on which such share is to be redeemed and the Redemption Price therefor has been paid to the holder thereof.
“Redemption Price” means, with respect to any Share, (i) if the Redemption Date is on or before December 31, 2022, an amount in cash equal to 102.5% of the Liquidation Value thereof on, but not including, the Redemption Date, (ii) if the Redemption Date is after December 31, 2022 but on or before December 31, 2023, an amount in cash equal to 105.0% of the Liquidation Value thereof on, but not including, the Redemption Date and (iii) if the Redemption Date is after December 31, 2023, an amount in cash equal to 106.0% of the Liquidation Value thereof on, but not including, the Redemption Date; provided, however, that with respect to any holder of Shares, the sum of (x) the Redemption Price for such holder’s Shares and (y) any cash consideration received by such holder or such holder’s predecessor in title from the Corporation prior to the Redemption Date attributable to such Shares (including commitment fees, dividends and other distributions, ratably allocated) shall in no event be less than 110% of the cash consideration paid to the Corporation by such holder or such holder’s predecessor in title in connection with the purchase of such Shares from the Corporation.
“Stated Value” means $1,000 per Share.
“Term Loan” means, collectively, the term loans provided pursuant to the Term Loan Credit Agreement.
“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated February 2, 2021, by and among the Corporation, the lenders party thereto, and Atlantic Park Strategic Capital Fund, L.P., as Administrative Agent and Collateral Agent, as amended by the Consent and First Amendment to Credit Agreement dated as of February 10, 2022.
“Term Loan Maturity Anniversary Date” means February 2, 2028.
“Term Loan Refinancing” means either (i) a Term Loan Repayment or (ii) the refinancing (with an extension of maturity of at least one year) of the Term Loan.
“Term Loan Repayment” means the repayment in full (other than contingent obligations) of the Obligations (as defined in the Term Loan Credit Agreement).
“Trading Day” means a day on which the Common Stock (i) is not suspended from trading, and on which trading in the Common Stock is not limited, on any national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer and (ii) has traded at least once on the Principal Market; provided that if the Common Stock is not traded on the Principal Market, “Trading Day” means any Business Day.
“Total Net Leverage Ratio” shall have the meaning assigned to such term in, and shall be calculated in accordance with, the Term Loan Credit Agreement.
“VWAP” means, for any trading day, the price for shares of Common Stock determined by the daily volume-weighted average price per share of Common Stock for such trading day on the Principal Market for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session) as reported on the Principal Market, as published by Bloomberg at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such trading day.
Section 13.Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designations shall be binding or effective without the prior written consent of the Majority Holders; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series B Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Majority Holders.
Section 14.Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second Business Day following the date of mailing in accordance with this Section 14, or (ii) upon actual receipt by the party to whom such notice is required to be given.
Section 15.Other Rights. The shares of Series B Preferred shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Corporation’s Certificate of Incorporation or as provided by applicable law and regulation.
Section 16.Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
Section 17.Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and acknowledged by the undersigned this 27th day of June, 2022.

HORIZON GLOBAL CORPORATION
By: /s/ Jay Goldbaum
Name: Jay Goldbaum Title: General Counsel and Secretary